UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON,  D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2016

PennyMac Financial Services, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	001- 35916	80-0882793
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Repurchase Agreement with JPMorgan Chase Bank, N.A.

On August 19, 2016, PennyMac Financial Services, Inc. (the “Company”), through its indirect controlled subsidiary, PennyMac Loan Services, LLC (“PLS”), entered into a master repurchase agreement with JPMorgan Chase Bank, N.A. (“JPM”), pursuant to which PLS may sell to JPM, and later repurchase, newly originated mortgage loans in an aggregate principal amount of up to $200 million, $50 million of which is committed (the “Repurchase Agreement”). The Repurchase Agreement will be used to fund newly originated mortgage loans originated through PLS’ consumer direct lending channel or purchased from correspondent lenders through a subsidiary of PennyMac Mortgage Investment Trust and, in either case, serviced and held by PLS pending sale and/or securitization. The Repurchase Agreement has a term of 364 days, and the obligations of PLS are fully guaranteed by Private National Mortgage Acceptance Company, LLC (“PNMAC”), which is the parent company of PLS and a controlled subsidiary of the Company.

The principal amount paid by JPM for each eligible mortgage loan is based on a percentage of the lesser of the market value, unpaid principal balance or takeout price of such mortgage loan. Upon the repurchase of a mortgage loan, PLS is required to repay JPM the principal amount related to such mortgage loan plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repurchase. The Company, through PLS, is also required to pay JPM a commitment fee relating to the Repurchase Agreement, as well as certain other administrative fees, costs and expenses in connection with JPM’s management and ongoing administration of the Repurchase Agreement.

The Repurchase Agreement contains margin call provisions that provide JPM with certain rights in the event of a decline in the market value of the purchased mortgage loans.  Under these provisions, JPM may require PLS to transfer cash and/or additional eligible mortgage loans with an aggregate market value sufficient to eliminate any margin deficit resulting from such decline.

The Repurchase Agreement also requires PLS to make certain representations and warranties and to maintain various financial and other covenants, which include maintaining (i) a minimum adjusted tangible net worth at all times greater than or equal to $200 million; (ii) a minimum in unrestricted cash and cash equivalents at all times greater than or equal to $20 million; (iii) a ratio of total liabilities to adjusted tangible net worth at all times less than or equal to 10:1; and (iv) profitability of no less than $1.00 for at least one of any two successive calendar quarters.

In addition, the Repurchase Agreement contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, guarantor defaults, material adverse changes, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding and JPM’s right to liquidate the mortgage loans then subject to the Repurchase Agreement.

The foregoing description of the Repurchase Agreement and the related guaranty by PNMAC does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement and the related guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of August 19, 2016, among PennyMac Loan Services, LLC and JPMorgan Chase Bank, N.A.
10.2	Guaranty, dated as of August 19, 2016, by Private National Mortgage Acceptance Company, LLC in favor of JPMorgan Chase Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: August 23, 2016	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Repurchase Agreement, dated as of August 19, 2016, among PennyMac Loan Services, LLC and JPMorgan Chase Bank, N.A.
10.2	Guaranty, dated as of August 19, 2016, by Private National Mortgage Acceptance Company, LLC in favor of JPMorgan Chase Bank, N.A.